Exhibit 21

SUBSIDIARIES OF CONAGRA FOODS, INC.

ConAgra Foods, Inc. is the parent corporation owning, directly or indirectly, 100% of the voting securities (unless otherwise noted) of the following subsidiaries principally engaged in the production and distribution of food products (unless otherwise noted) as of May 28, 2006:

Jurisdiction of
Subsidiary	Incorporation
ConAgra Foods Canada, Inc. / Aliments ConAgra Canada Inc.	Canada
ConAgra Foods Export Company, Inc.	Delaware
ConAgra Foods Food Ingredients Company, Inc.	Delaware

ConAgra Foods Packaged Foods Company, Inc. (owns 100% of three domestic corporations, 100% of one domestic limited liability company, 82% of one domestic limited liability company, 50% of one domestic limited liability company, 29% of one domestic corporation and 19% of one foreign corporation)

Delaware

ConAgra Grocery Products Company, LLC (owns 100% of five domestic corporations, 100% of one foreign entity, 77% of one domestic corporation, 50% of one domestic corporation, 50% of one foreign corporation, 25% of one domestic corporation and less than 1% of four foreign corporations)

Delaware
ConAgra International Fertilizer Company (principally engaged in the agricultural chemicals business owns 99% of one foreign corporation)	Delaware

ConAgra International, Inc. (owns 23% of one domestic corporation, 100% of five foreign entities, 99% of eight foreign entities, 98% of three foreign entities, 90% of two foreign corporations, 81% of one foreign corporation, 54% of one foreign corporation, 50% of one foreign corporation, 30% of one foreign corporation, 12% of one foreign corporation and less than 1% of six foreign entities, all engaged principally in the worldwide commodities trading business, the agricultural chemicals business and the processing of malt)

Delaware
ConAgra Limited/ConAgra Limitée (owns 100% of one foreign corporation and 50% of two foreign corporations)	Canada
ConAgra Trade Group, Inc. (owns 100% of three domestic corporations)	Delaware

The corporations listed above are included in the consolidated financial statements, which are a part of this report.

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